EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the Year Ended December 31, 2010

Midland Park, NJ – February 14, 2011 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the year ended December 31, 2010 of $1.2 million, or $0.12 per diluted common share, compared to net income of $3.6 million, or $0.54 per diluted common share, for the year ended December 31, 2009.  For the three months ended December 31, 2010 net income was $1.1 million, or $0.16 per diluted common share, compared to net income of $774,000, or $0.11 per diluted common share, for the same prior year period.  After dividends on preferred stock, the net income to the common shareholders was $683,000 for 2010 compared to net income of $3.1 million for 2009.  The earnings in the current year periods reflect stable net interest income, improved noninterest income and controlled noninterest expense but a higher provision for loan losses.
Although the level of nonperforming loans posed a considerable challenge with a substantial impact on the Corporation’s results for 2010, “some improvement was seen in the past quarter, with a 7.6% decline in nonperforming loans,” reported Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.  Nonperforming loans were $22.6 million at December 31, 2010, a decline of $1.9 million from $24.5 million at

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September 30, 2010.  Nonperforming loans represented 5.01% of total loans at year end, an improvement from 5.43% just three months earlier and 5.88% at June 30, 2010.  Van Ostenbridge continued, “Our efforts have resulted in a positive trending in nonperforming loans.”
For the three months ended December 31, 2010 the Corporation recorded a $1.8 million provision for loan losses, or $9.6 million on a year to date basis.  Total allowance for loan losses at December 31, 2010 represented 1.88% of total loans compared to a ratio of 1.50% a year earlier.  In addition, at December 31, 2010 the ratio of allowance for loans losses to nonperforming loans of 37.52% reflected consistent allowance coverage when compared to a level of 38.09% as of September 30, 2010 and an improvement from the level of 30.20% at December 31, 2009.
The Corporation reported net interest income for the year ended December 31, 2010 of $24.2 million, representing an increase of 3.7% over the comparable prior year amount.  As a result of the effects of nonperforming loans and a decline in investment portfolio yields, the total asset yield declined.  Nevertheless, both net interest income and the net interest margin remained strong during 2010 as the Corporation was able to mitigate the lower asset yields by management and reduction in liability costs through proactive deposit pricing.  The reported net interest spread and margin for the year ended December 31, 2010 of 3.57% and 3.89%, respectively, were relatively comparable to the net interest spread and margin of 3.45% and 3.89%, respectively, for the prior year.
Noninterest income for the fourth quarter of 2010 includes a $279,000 gain realized on sale of available for sale securities conducted to reduce certain extension risk in the portfolio.  In addition, noninterest income included an increase in gains from the sale of mortgage loans.

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The Corporation experienced an increase in mortgage loan refinance activity due to the Corporation’s promotion of a ‘no cost closing’ program and the lower rate environment in the latter half of 2010.  This activity allowed the Corporation to sell a larger volume of mortgages into the secondary market.
Despite increased costs associated with reducing the level of our problem assets, including legal fees, the Corporation’s commitment to controlling noninterest expense continues.  Expenses incurred for the year ended December 31, 2010 were slightly below the 2009 level.
Total assets of $688.1 million at December 31, 2010 showed a modest 3.7% growth rate when compared to $663.8 million of assets at December 31, 2009.  Our commitment to our market remains unchanged, but we remain aware of the challenges that exist, as our customers continue to be cautious in their borrowing needs.
Deposit growth for 2010 was strong, with deposits increasing $45.7 million and totaling $575.6 million at December 31, 2010.  The increase in deposits enabled the Corporation to reduce other borrowings by $18.6 million since December 31, 2009.
Capital levels, as well, remained strong, with a tier 1 leverage ratio of 8.58% and total risk based capital ratio of 13.45%, far exceeding the regulatory requirements for a “well capitalized” institution.
Van Ostenbridge summarized, “During 2010, we showed a reduction in our level of nonperforming loans while maintaining strong regulatory capital levels.  We acknowledge that our results continue to be influenced by the loan loss provision, but we remain committed to addressing the workout of problematic loans in 2011.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13

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banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank is currently celebrating its twenty–fifth year of operation.  To date, the Bank’s total tithe donations exceed $7.3 million.
We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009

Selected Financial Condition Data:
Cash and cash equivalents	$19,983	$25,158	$8,871
Securities available for sale	138,628	127,348	103,026
Securities held to maturity	45,394	47,434	67,717
FHLB Stock	2,497	2,497	3,227
Loans receivable:
Loans receivable, gross	451,867	450,507	460,476
Allowance for loan losses	(8,490)	(9,327)	(6,920)
Other, net	(132)	(290)	(437)
Loans receivable, net	443,245	440,890	453,119

Loans held for sale	9,818	9,326	660
Other assets	28,553	27,409	27,224
Total assets	$688,118	$680,062	$663,844

Deposits:
Total deposits	$575,603	$565,845	$529,930
Other borrowings	36,000	36,000	54,600
Subordinated debentures	7,217	7,217	7,217
Securities sold under agreements to repurchase	14,642	15,241	15,396
Other liabilities	2,524	2,910	3,190
Stockholders' equity	52,132	52,849	53,511
Total liabilities and stockholders' equity	$688,118	$680,062	$663,844

Book value per common share	$7.24	$7.37	$7.50

Equity to assets	7.58%	7.77%	8.06%

Asset Quality Data:
Nonaccrual loans	$22,500	$24,334	$19,656
Loans past due 90 days or more and accruing	-	10	415
Restructured loans	130	140	2,846
Total nonperforming loans	22,630	24,484	22,917
Other real estate owned	615	356	-
Total nonperforming assets	$23,245	$24,840	$22,917

Non-performing loans to total loans	5.01%	5.43%	4.98%
Non-performing assets to total assets	3.38%	3.65%	3.45%
Allowance for loan losses to nonperforming loans	37.52%	38.09%	30.20%
Allowance for loan losses to total gross loans	1.88%	2.07%	1.50%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)

	For the three months ended		For the year ended
	December 31,		December 31,
	2010	2009	2010	2009
Selected Operating Data:
Interest income	$8,193	$8,531	$32,984	$34,156
Interest expense	2,039	2,580	8,778	10,811
Net interest income	6,154	5,951	24,206	23,345
Provision for loan losses	1,820	1,200	9,575	3,575
Net interest income after provision
for loan losses	4,334	4,751	14,631	19,770
Noninterest income:
Fees and service charges	504	485	1,990	1,847
Bank owned life insurance	82	84	331	322
Gain on sales of mortgage loans	456	22	671	294
Gain on calls and sales of securities	279	3	1,081	258
Merchant processing	-	-	-	118
Other	49	62	314	294
Total noninterest income	1,370	656	4,387	3,133
Noninterest expenses:
Salaries and employee benefits	2,180	2,000	8,331	8,264
Occupancy, net	483	460	1,954	1,858
Equipment	258	292	1,129	1,087
Data processing	336	336	1,322	1,218
FDIC insurance premium	264	238	976	1,124
Charitable contributions	60	208	360	619
Merchant processing	-	-	-	108
Other	1,166	818	3,878	3,512
Total noninterest expenses	4,747	4,352	17,950	17,790
Income before income taxes	957	1,055	1,068	5,113
Income tax (benefit) expense	(130)	281	(165)	1,479
Net income	1,087	774	1,233	3,634
Dividends on preferred stock and accretion	138	137	550	504
Net income available to common stockholders	$949	$637	$683	$3,130

Weighted avg. no. of diluted common shares	5,845,952	5,838,262	5,843,756	5,836,739
Diluted earnings per common share	$0.16	$0.11	$0.12	$0.54

Return on average common equity	7.07%	4.64%	1.27%	5.92%

Return on average assets	0.62%	0.47%	0.18%	0.57%

Yield on average interest-earning assets	5.13%	5.52%	5.27%	5.65%
Cost of average interest-bearing liabilities	1.52%	2.06%	1.70%	2.20%
Net interest rate spread	3.61%	3.46%	3.57%	3.45%

Net interest margin	3.87%	3.88%	3.89%	3.89%